Exhibit 99.1

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

Rob Meyne

(702) 792-7353

robmeyne@boydgaming.com

BOYD GAMING CLOSES

$350 MILLION SENIOR NOTE OFFERING

LAS VEGAS — JUNE 8, 2012 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has closed the previously announced offering of $350 million aggregate principal amount of 9% senior notes due 2020.

The senior notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.